Exhibit 10
Executive General Severance Plan
Federal Signal Corporation
March 2011

Federal Signal Corporation
Executive General Severance Plan
Article 1. Establishment, Term, and Purpose
     1.1 Establishment of the Plan. Federal Signal Corporation (hereinafter referred to as the “Company”) hereby establishes a severance plan to be known as the “Federal Signal Corporation Executive General Severance Plan” (the “Plan”). The Plan provides severance benefits to certain employees of the Company upon a termination of employment from the Company, not including a termination of employment as a result of a Change in Control of the Company. Except for the Change-in-Control Severance Agreements entered into with certain executives, the Plan is intended to supersede any and all plans, programs, or agreements providing for severance-related payments.
     1.2 Term of the Plan. This Plan commenced on January 1, 2005 (the “Effective Date”) and continued in effect for three (3) full calendar years. However, at the end of such three (3) year period and, if extended, at the end of each additional year thereafter, the term of this Plan shall be extended automatically for one (1) additional year, unless the Benefits Committee delivers written notice six (6) months prior to the end of such term, or extended term, to each Participant that the Plan will not be extended. This Plan has been updated as of March 21, 2011.
     In the event the term of the Plan is not extended for any reason, the Plan will terminate at the end of the term, or extended term, then in progress.
     1.3 Purpose of the Plan. The purpose of the Plan is to provide certain key employees of the Company financial security in the event of a termination of employment from the Company.
Article 2. Definitions
     Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a)	“Base Salary” means, at any time, the then regular annual rate of pay which the Participant is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(b)	“Beneficiary” means the persons or entities designated or deemed designated by a Participant pursuant to Section 10.2 herein.

(c)	“Benefits Committee” means the Benefits Planning Committee of the Company which was appointed by the Compensation and Benefits Committee of the Company’s Board of Directors, and is composed of certain officers or other employees of the Company.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” shall be determined solely by the Benefits Committee except as expressly set forth to the contrary hereinbelow), which shall have the authority to interpret the Plan and to determine the meaning of any ambiguous Plan provisions in its sole and absolute discretion, and shall mean the occurrence of any one or more of the following:
(i)	The Participant’s failure to substantially perform his duties with the Company (other than any such failure resulting from the Participant’s Disability), after written notice of such failure and a reasonable opportunity to cure following written notice; or

(ii)	The Participant’s conviction of a felony; or

(iii)	The Participant’s willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. However, no act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(iv)	The Participant’s material breach of Company policies, including but not limited to the Company’s policy for business conduct.
Notwithstanding anything to the contrary stated herein, in the case of the determination of Cause involving a Participant who is a member of the Company’s “Executive Committee” as such term is defined in the Company’s then most recent annual report, the Benefits Committee shall assign and cede all of its discretion and authority in the determination of Cause to the Compensation Committee.
(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Compensation Committee” means the Compensation and Benefits Committee of the Board of Directors of the Company, or, if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Plan.

(h)	“Company” means Federal Signal Corporation, a Delaware corporation (including any and all subsidiaries), or any successor thereto as provided in Article 9 herein.

(i)	“Disability” or “Disabled” shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan, or if no such plan exists, shall mean entitled to receive Social Security disability benefits.

(j)	“Duplicate Benefit” means any benefit payment or entitlement due or arising on or in connection with the termination of employment of any Participant other than under this Plan. It shall include (but not be limited to): notice; pay in lieu of notice; bonus; damages; allowances; benefits; any severance payment or agreement; any redundancy entitlement; or any compensation sum (whether due or arising pursuant to any contract, statute, statutory instrument, code or law or to the decision of any Court or

Tribunal and) whether or not claimed or falling due on the Effective Date of Termination or at any other time.

(k)	“Duplicate Benefit Liability” means any liability, cost or obligation to pay arising or incurred in connection with any Duplicate Benefit.

(l)	“Effective Date” means the date this Plan is approved by the Board, or such other date as the Board shall designate in its resolution approving this Plan, and as specified in the opening sentence of this Plan.

(m)	“Effective Date of Termination” means the date on which the Executive’s separation from service (as defined in Section 409A of the Code and the applicable regulations) occurs which triggers the payment of Severance Benefits hereunder.

(n)	“Good Reason” means, without the Participant’s express written consent, the occurrence of any one (1) or more of the following , which results in a material negative change in the Participant’s employment relationship with the Company:
(i)	The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from those in effect as of the Effective Date, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(ii)	The Company’s requiring the Participant to be based at a location in excess of fifty (50) miles from the location of the Participant’s principal job location or office as of the Effective Date; except for required travel on the Company’s business to an extent substantially consistent with the Participant’s then present business travel obligations;

(iii)	A reduction by the Company of the Participant’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iv)	The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Participant participates unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company to continue the Participant’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as of the Effective Date;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Plan, as contemplated in Article 9 herein; and

(vi)	A material breach of this Plan by the Company which is not remedied by the Company within thirty (30) business days of receipt of written notice of such breach delivered by the Participant to the Company.
Unless the Participant becomes Disabled, the Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant must notify the Company within ninety (90) days of the existence of the Good Reason condition, and the Company shall have thirty (30) days to remedy the conditions.

(o)	“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

(p)	“Participant” means an executive of the Company who is named by the Compensation Committee as a Participant in the Plan, as set forth in Article 2 herein.

(q)	“Plan” has the meaning ascribed to such term in Section 1.1 hereof.

(r)	“Severance Benefits” means the payment of severance compensation as provided in Article 4 herein.
Article 3. Participation
     3.1 Eligible Employees. Individuals eligible to participate in the Plan shall include all key employees of the Company, as determined by the Compensation Committee in its sole discretion.
     3.2 Participation. Subject to the terms of the Plan, the Compensation Committee may, from time to time, select from all eligible employees those who shall participate in the Plan. From those selected to participate in the Plan, the Benefits Committee shall assign each Participant to a category as follows: Tier I Executives, Tier II Executives, or Tier III Executives.
Article 4. Severance Benefits
     4.1 Right to Severance Benefits. Subject to the provisions herein, each Participant shall be entitled to receive from the Company Severance Benefits as described in Section 4.2 herein, if, during the term of the Plan, the Participant’s separation from service (as defined in Section 409A of the Code and applicable regulations) with the Company occurs by the Company without Cause, or voluntarily by the Participant for Good Reason.
     A Participant shall not be entitled to receive Severance Benefits under Section 4.2 hereof if he or she is terminated for Cause, or if his or her employment with the Company ends due to death, Disability, Retirement, or due to a voluntary termination of employment by the Participant without Good Reason.
     4.2 Description of Severance Benefits. In the event that a Participant becomes entitled to receive Severance Benefits, as provided in Section 4.1 herein, the Participant shall receive the following Severance Benefits:

(a)	Tier I Executives: One (1.0) times the sum of: (i) the Participant’s Base Salary; and (ii) the Participant’s target annual bonus established for the bonus plan year in which the Participant’s Effective Date of Termination occurs.

Tier II Executives: Three-quarters (0.75) times the sum of: (i) the Participant’s Base Salary; and (ii) the Participant’s target annual bonus established for the bonus plan year in which the Participant’s Effective Date of Termination occurs.

Tier III Executives: One-half (0.5) times the sum of: (i) the Participant’s Base Salary; and (ii) the Participant’s target annual bonus established for the bonus plan year in which the Participant’s Effective Date of Termination occurs.

(b)	An amount equal to the Participant’s unpaid targeted annual bonus, established for the plan year in which the Participant’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days the Participant was employed by the Company in the then existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

(c)	A continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance for eighteen (18) months following the Effective Date of Termination. These benefits shall be provided to Participants at the same premium cost, and at the same coverage level, as in effect as of the Participant’s Effective Date of Termination.

However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Participant in a corresponding manner. Any COBRA health benefit continuation coverage provided to Participant shall run concurrently with the aforementioned eighteen (18) month period.

The value of such medical insurance coverage shall be treated as taxable income to Participant to the extent necessary to comply with Sections 105(h) and 409A of the Code. For purposes of 409A of the Code, any payments of continued health benefits that are made during the applicable COBRA continuation period (even if the Participant does not actually receive COBRA coverage for the entire applicable period), are exempt from the requirements of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B). The right to continue coverage beyond the applicable COBRA continuation period is not subject to liquidation or exchange for another benefit.

The continuation of these welfare benefits shall be discontinued prior to the end of the eighteen (18) month period in the event the Participant has available substantially similar benefits from a subsequent employer, as determined by the Benefits Committee.

(d)	The treatment of accrued vacation days earned prior to the Effective Date of Termination, but not taken by the Participant, shall be subject to the treatment provided under the Company’s vacation policy.

(e)	All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company.
     4.3 Termination Due to Disability. If a Participant’s employment is terminated due to Disability during the term of this Plan, the Participant shall receive his or her Base Salary and accrued vacation through the Effective Date of Termination in a lump sum within 90 days of the date of the Company’s proper notification of the Participant’s Disability. All other benefits provided to the Participant shall be determined in accordance with the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect.
     4.4 Termination Due to Death. If a Participant’s employment is terminated by reason of death, the Participant, or where applicable, the Participant’s Beneficiaries, shall receive the Participant’s Base Salary and accrued vacation through the Effective Date of Termination in a lump sum no later than March 15 of the year following the year of the Participant’s death. All other benefits provided to the Participant or the Participant’s Beneficiaries shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs of the Company then in effect.
     4.5 Termination for Cause or by a Participant Other Than for Good Reason. If a Participant has a separation from service due to the Participant’s employment termination either: (a) by the Company for Cause; or (b) by the Participant other than for Good Reason, the Company shall pay the Participant his or her unpaid Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, in a lump sum within 90 days of the Participant’s separation from service, and the Company shall have no further obligations to the Participant under this Plan.
     4.6 Notice of Termination. Any termination by the Company for Cause or by a Participant for Good Reason shall be communicated by Notice of Termination at least sixty (60) days prior to the date on which such termination shall be effective.
     4.7 Form and Timing of Severance Benefits. The Severance Benefits set forth in this Article 4 shall be made as a lump sum payment to the Participant within the 90-day period beginning after the Participant’s Effective Date of Termination, subject to Section 4.10 herein.
     4.8 No Duplication of Severance. The Severance Benefits set forth in this Article 4 are not payable in addition to any Duplicate Benefit. Where any Duplicate Benefit Liability is or may be incurred the value of the Severance Benefits will be reduced by a sum equivalent to any Duplicate Benefit Liability. Notwithstanding this Article 4.8 if a Participant is a party to a change-in-control agreement with the Company, the Participant shall not be entitled to receive a Severance Benefit under this Plan if he or she is entitled to receive a severance benefit under the change-in-control agreement.
     4.9 Release. As a condition of receiving Severance Benefits under the Plan, the Participant is required to sign a general release in a form acceptable to the Benefits Committee.

No Severance Benefits will be paid to a Participant until the applicable release becomes irrevocable in accordance with its terms.
     4.10. Internal Revenue Code Section 409A. The Plan is intended to comply with the American Jobs Creation Act of 2004, Code Section 409A, and related guidance.
     (a) Notwithstanding anything to the contrary set forth in this Plan, any Severance Benefits paid (i) within 2-1/2 months of the end of the Company’s taxable year containing the Participant’s severance from employment, or (ii) within 2-1/2 months of the Participant’s taxable year containing the severance from employment shall be exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”), and shall be paid in accordance with this Article 3. Severance Benefits subject to this Section 4.10(a) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder. Notwithstanding the provisions of Section 4.7, the Benefits Committee retains the discretion to make payments of Severance Benefits in installments at the same time and in the same frequency as the Participant’s regular payroll compensation would have been made to him if he had continued as an active Employee of the Company, which installment payments shall commence at the Participant’s separation from service, provided that all such Severance Benefits shall be paid in their entirety=(i) within 2-1/2 months of the end of the Company’s taxable year containing the Participant’s severance from employment, or (ii) within 2-1/2 months of the Participant’s taxable year containing the severance from employment, and therefore such payments shall be exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”),
     (b) To the extent Severance Benefits are not exempt from Section 409A under Section 4.10(a) above, any Benefits paid in the first 6 months following the Participant’s severance from employment that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Section 409A and shall be paid in accordance with this Article 4. Severance Benefits subject to this Section 4.10(b) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.
     (c) To the extent Severance Benefits are not exempt from Section 409A under Sections 4.10(a) or (b) above, any Benefits paid equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year of severance from employment shall be exempt from Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D) and shall be paid in accordance with this Article 4. Severance Benefits subject to this Section 4.10(c) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.
     (d) To the extent Severance Benefits are not exempt from Section 409A pursuant to Sections 4.10(a), (b) or (c) above, and to the extent the Participant is a “specified employee” (as defined below), payments due to the Participant under Section 6 shall begin no sooner than six months after the Participant’s severance from employment (other than for Death) ; provided, however, that any payments not made during the six (6) month period described in this Section 4.10(d) due to the 6-month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six (6) month period, with interest thereon , and the balance of all other payments required under this Plan shall be made as otherwise scheduled in this Plan.Notwithstanding anything herein to the contrary, and subject to Code Section 409A, to the extent the following rules should apply to the Participant in connection with payments made hereunder, payment shall not be made or commence as a result of the Participant’s Effective Date of Termination to any Participant who is a key employee (defined below) before the date that is not less than six months after the Participant’s Effective Date of Termination. For this purpose, a key employee includes a “specified employee” (as defined in Code Section 409A(a)(2)(B)) during the entire 12-month period determined by the Company ending with the annual date upon which key employees are identified by the Company, and also including any Participant identified by the Company in good faith with respect to any distribution as belonging to the group of identified key employees, to a maximum of 200 such key employees, regardless of whether such Participant is subsequently determined by the Company, any governmental agency, or a court not to be a key employee. The identification date for determining key employees shall be each December 31 (and the new key employee list shall be updated and effective each subsequent April 1).
     (e) For purposes of this Section 4.10, any reference to severance of employment or termination of employment shall mean a “separation from service” as defined in Treasury Reg. Section 1.409A-1(h). For purposes of this Plan, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i). The determination of whether the Participant is a “specified employee” shall be made by the Company in good faith applying the applicable Treasury regulations.
Article 5. The Company’s Payment Obligation
     5.1 Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against Participants or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Participants or from whomsoever may be entitled thereto, for any reasons whatsoever.

     Participants shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 4.2(c) herein.
     5.2 Rights to Benefits. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
Article 6. Legal Remedies
     6.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Participant as a result of the Company’s refusal to provide the Severance Benefits to which the Participant becomes entitled under this Plan, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Plan, or as a result of any conflict between the parties pertaining to this Plan; provided, however, that the Company shall be reimbursed by the Participant for all such fees and expenses in the event the Participant fails to prevail with respect to any one material issue of dispute in connection with such legal action.
     6.2 Arbitration. Subject to the following sentences, Participants shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Plan settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The Participant shall not have the right to elect to have any dispute which arises under Article 8 of this Plan settled by arbitration, but rather, the Company or the Participant shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim. If judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding hereunder.
     Except as provided above for claims or disputes under Article 8, judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be borne by the Company; provided, however, that the Company shall be reimbursed by the Participant for all such fees and expenses in the event the Participant fails to prevail with respect to any one material issue of dispute in connection with such legal action.
Article 7. Withholding
     The Company shall be entitled to withhold from any amounts payable under this Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

Article 8. Noncompetition
     8.1 Prohibition on Competition. Without the prior written consent of the Company, during the term of this Plan, and for a period of one (1) year following the payment of Severance Benefits under this Plan, Participants shall not, as an employee or an officer, engage directly or indirectly in any business or enterprise which is “in competition” with the Company or its successors or assigns. For purposes of this Plan, a business or enterprise will be deemed to be “in competition” if it is engaged in any significant business activity of the Company or its subsidiaries within the United States of America.
     However Participants shall be allowed to purchase and hold for investment less than two percent (2%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.
     8.2 Disclosure of Information. Participants recognize that they have access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of their duties as employees of the Company. Participants will not, during or after the term of their employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he or she make use of any such information for their own purposes.
     8.3 Covenants Regarding Other Employees. During the term of this Plan, and for a period of one (1) year following the payment of Severance Benefits under this Plan, each Participant agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company, accept employment with any competitor of the Company, or to interfere in a similar manner with the business of the Company.
Article 9. Successors and Assignment
     9.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Plan and shall entitle Participants to compensation from the Company in the same amount and on the same terms as they would be entitled to hereunder if they had terminated their employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

     9.2 Assignment by the Participant. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
Article 10. Miscellaneous
     10.1 Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will” and may be terminated by either the Participant or the Company at any time, subject to applicable law.
     10.2 Beneficiaries. Each Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under this Plan. Such designation must be in the form of a signed writing acceptable to the Benefits Committee. Participants may make or change such designations at any time. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan, to the Participant’s Beneficiary. In the event that a Participant fails to designate a Beneficiary, or the Beneficiary(ies) designated by the Participant predecease the Participant, then the beneficiary designated by the Participant under the Company’s group term life insurance program shall be deemed to be the designated Beneficiary under this Plan, or, if there is no such Beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate.
     10.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the feminine shall include the masculine, the plural shall include the singular, and the singular shall include the plural.
     10.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.
     10.5 Modification. The Compensation Committee shall have unilateral authority to approve any amendment or modification to the Plan, in its sole and absolute discretion.
     10.6 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Delaware shall be the controlling law in all matters relating to this Plan.